SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 2)1
ALLIANCE IMAGING, INC.
(Name of Issuer)
COMMON STOCK, par value $0.01 per share
(Title of Class of Securities)
018606103
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	18606103	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR 1996 GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12	TYPE OF REPORTING PERSON

OO

Page 2 of 9 Pages

CUSIP No.	18606103	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR Associates 1996 L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12	TYPE OF REPORTING PERSON

PN

Page 3 of 9 Pages

CUSIP No.	18606103	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) KKR 1996 Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12	TYPE OF REPORTING PERSON

PN

Page 4 of 9 Pages

CUSIP No.	18606103	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Viewer Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12	TYPE OF REPORTING PERSON

OO

Page 5 of 9 Pages

Item 1.
(a)	Name of Issuer:
Alliance Imaging, Inc.
(b)	Address of Issuer’s Principal Executive Offices:
1900 South State College Boulevard
Suite 600
Anaheim, CA 92806
Item 2.
(a)	Name of Persons Filing:
KKR 1996 GP LLC
KKR Associates 1996 L.P.
KKR 1996 Fund L.P.
Viewer Holdings LLC
(b)	Address of Principal Business Office:
c/o Kohlberg Kravis Roberts & Co.
9 West 57th Street
New York, New York 10019
(c)	Citizenship:
See Item 4 of each cover page.
(d)	Title of Class of Securities:
Common Stock, par value $0.01 per share.
(e)	CUSIP Number:
018606103
Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable
Item 4. Ownership.
None of the persons filing this Schedule 13G beneficially own any shares of Common Stock of Alliance Imaging Inc. The information regarding ownership as set forth in Items 5-9 of Pages 2-5 hereto, is hereby incorporated by reference.

Page 6 of 9 Pages

Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding              Company or Control Person.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
Not applicable.
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certification.
Not applicable.

Page 7 of 9 Pages

SIGNATURES
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 13, 2008

KKR 1996 GP LLC
By:	/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for Michael W. Michelson, Managing Member

KKR ASSOCIATES 1996 L.P.
By:	KKR 1996 GP LLC,
General Partner

By:	/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for Michael W. Michelson, Managing Member

KKR 1996 FUND L.P.
By:	KKR Associates 1996 L.P.,
Sole General Partner

By:	KKR 1996 GP LLC,
General Partner

By:	/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for Michael W. Michelson, Managing Member

VIEWER HOLDINGS LLC
By:	/s/ Richard J. Kreider
	Name:	Richard J. Kreider
	Title:	Attorney-in-fact for Michael W. Michelson, President

Page 8 of 9 Pages

EXHIBIT INDEX
Exhibit 1 — “JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 14, 2002.
Exhibit 2 — “POWER OF ATTORNEY” is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 14, 2002.

Page 9 of 9 Pages